Exhibit 99.1

5000 Philadelphia Way • Lanham • Maryland • 20706-4417 • U.S.A.

Telephone: 301.731.4233 • Fax: 301.731.9606 • Internet: sales@integ.com • Web: http://www.integ.com

FOR IMMEDIATE RELEASE

CONTACT:

Elaine Brown

Chief Financial Officer

Integral Systems, Inc.

Phone: 301-731-4233

Fax: 301-731-9606

www.integ.com

Integral Systems Announces Financial Results

for the Second Quarter of 2007

Company Also Announces Quarterly Dividend of Seven Cents Per Share

Lanham, Md., May 10, 2007 — Integral Systems, Inc. (NASDAQ-ISYS) today reported financial results for the second quarter of fiscal 2007. Revenues for the quarter were $29.0 million, down $3.1 million from the second quarter of fiscal 2006. Second quarter operating income was $3.0 million compared to $5.2 million for the second quarter last fiscal year, while net income was $2.1 million ($0.19 per diluted share) compared to $3.5 million ($0.32 per diluted share) for the second quarter of fiscal 2006.

The decrease in revenue, operating income and net income in the second quarter of fiscal year 2007 is primarily attributable to decreased shipments in the Space Communications Systems segment , increased bid and proposal costs, and legal costs associated with the previously disclosed investigation by the Securities and Exchange Commission. Excluding the SEC investigation legal costs, net income would have been approximately $2.7 million ($0.24 per diluted share).

“While our second quarter performance was down compared to the same period last year, our bookings continue to be strong with $38 million in new business booked in the quarter” commented Pete Gaffney, Chief Executive Officer. “Our total bookings for the year stand at $82 million and our backlog on March 31st was $272 million, our highest ever. Based on these results and our expectations for the 3rd and 4th quarters, we are on track to meet our full year guidance, as revised last quarter and reflected in the company’s 10-Q for the second quarter,” Gaffney said.

For the six months ended March 31, 2007, revenues were $56.4 million compared to $61.4 million for the six months ended March 31, 2006. For the current six-month period, operating income was $6.0 million compared to $9.9 million for the same period last year, while net income decreased to $4.2 million from $6.6 million. On a fully diluted per share basis, net income was $0.38 during the six months ended March 31, 2007 compared to $0.61 during the first half of fiscal 2006. Excluding the SEC investigation legal costs, net income for the six months ended March 31, 2007 would have been approximately $5.3 million ($0.48 per diluted share).

During the quarter, the Company repurchased 39,885 shares of its common stock under its existing stock buyback program. It is the Company’s practice to repurchase shares during non-restrictive times and at points where its price is accretive to earnings per share.

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The Company also announced that its Board of Directors has declared a cash dividend of $0.07 per share to all stockholders of record as of the close of business on May 31, 2007. The dividend is scheduled to be paid on or about June 27, 2007.

Mr. Gaffney will host a conference call Friday, May 11, 2007 at 11:00 a.m. Eastern Time (ET). Gaffney will discuss the earnings release and other Company business. To participate or listen to the call, dial 888-434-1242. A replay of the conference call can be heard May 11, 2007 from 12:30 p.m. ET through Sunday, May 13, 2007 12:30 p.m. ET by dialing 800-633-8284 or 402-977-9140. Ask for reservation number 21337869.

Founded in 1982, Integral Systems is a leading provider of satellite systems and has supported over 205 different satellite missions for communications, science, meteorological and earth resource applications. The Company was the first to offer an integrated suite of Commercial Off-the-Shelf (COTS) software products for satellite command & control, the EPOCH IPS product line. EPOCH has become a world market leader in commercial applications with successful installations on 5 continents.

Through its wholly owned subsidiary SAT Corporation, the Company provides satellite and terrestrial communications signal monitoring systems to satellite operators and users throughout the world. The Company also provides software for equipment monitoring and control to satellite operators and telecommunications firms through its Newpoint Technologies, Inc. subsidiary. The Company’s RT Logic subsidiary builds telemetry processing systems for military applications including tracking stations, control centers and range operations. The Company’s Lumistar, Inc. subsidiary is a provider of system level and board level telemetry acquisition products. Integral Systems has approximately 440 employees working at Company headquarters in Lanham, Maryland, and at other locations in the U.S. and Europe. For more information, visit http: //www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

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INTEGRAL SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three and Six Months Ended March 31, 2007 and 2006

	Three Months Ended March 31,		Six Months Ended March 31,
	2007 (unaudited)	2006 (unaudited)	2007 (unaudited)	2006 (unaudited)
Revenue	$29,013,056	$32,152,070	$56,435,015	$61,409,660
Total Cost of Revenue	19,569,157	21,498,543	37,640,884	41,351,291

Gross Margin	9,443,899	10,653,527	18,794,131	20,058,369

Operating Expenses
SG&A	5,718,487	4,019,789	11,257,749	7,419,620
Research and Development	507,957	843,032	972,444	1,586,333
Product Amortization	206,050	400,000	412,100	800,000
Intangible Asset Amortization	59,657	162,528	119,313	378,766

Total Operating Expenses	6,492,151	5,425,349	12,761,606	10,184,719

Income from Operations	2,951,748	5,228,178	6,032,525	9,873,650

Other Income	379,965	285,702	436,752	494,875

Income Before Income Taxes	3,331,713	5,513,880	6,469,277	10,368,525

Income Taxes	1,189,938	1,970,224	2,268,500	3,754,415

Net Income	$2,141,775	$3,543,656	$4,200,777	$6,614,110

Weighted Average Number of Common Shares Outstanding During Period	11,105,575	10,874,278	11,082,524	10,772,462

Earnings Per Share (Basic)	$0.19	$0.33	$0.38	$0.61

Weighted Average Number of Fully Diluted Common Shares Outstanding During Period	11,141,738	11,033,685	11,133,733	10,897,380

Earnings Per Share (Diluted)	$0.19	$0.32	$0.38	$0.61

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